Exhibit 99.1

4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Dwight Weber, Director of Communications (503) 946-4855
Website: http://www.precast.com

PRECISION CASTPARTS CORP. CREATES AEROSTRUCTURES PLATFORM WITH STRATEGIC ACQUISITION OF PRIMUS INTERNATIONAL

PORTLAND, Oregon - July 10, 2011 - Precision Castparts Corp. (NYSE:PCP) has agreed to acquire Primus International (Primus) for $900 million in cash.

Primus (www.primusint.com) is a leading supplier of complex components and assemblies to the global aerospace industry, including swaged rods, advanced composites, and machined aluminum and titanium components. Product applications include wing, fuselage and engine-related assembly, passenger and exit doors, and actuation and flight control assemblies. Headquartered in Bellevue, Washington, Primus employs approximately 1,500 people across seven manufacturing locations, including three in the Seattle, Washington area, as well as Tulsa, Oklahoma; Suzhou, China; Bangkok, Thailand; and Farnborough, England.

“The acquisition of Primus clearly demonstrates our focused pursuit of component manufacturing businesses that align with our core competencies,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. (PCC). “Primus has assembled a group of world-class manufacturing assets, both through acquisition and greenfield construction. For example, University Swaging is the industry's most technologically advanced manufacturer of swaged rods and flight control assemblies. In addition, Primus operates four advanced machining and assembly facilities - Accra, Auburn, Suzhou and Walden's - and has just completed construction of a state-of-the-art machining and composites facility in Thailand.

“Like PCC, Primus serves as a component supplier and maintains deep relationships with its key OEM and Tier 1 customers,” Donegan said. “Primus has focused on enhancing its capabilities and leveraging its customer interface to increase penetration on key aircraft platforms - notably Boeing's 737, 777 and 787 and Airbus' A320, A330 and A350 - strongly positioning the company for the upcoming production ramps. The company has done particularly well in taking components they make and incorporating rods, fasteners and other components to ultimately supply an assembly, instead of a single part, increasing the value delivered to the customer.

“Following the closing, we will bring our manufacturing tool kit to Primus; even though the business is well-run, there is still room for improvement,” Donegan said. “In addition, Primus and our existing aerostructures businesses - which have complementary, but no overlapping capabilities - will share best practices to improve our combined cost structure and ultimately increase our collective customer penetration.

“Moving deeper into metallic and composite airframe applications is a natural strategic evolution for PCC, and Primus offers the right platform to build from,” Donegan said. “Primus offers much of the same opportunity that we saw with SPS Technologies - strong technical and market knowledge, first-class assets and manufacturing capabilities, and a solid market position to build from. Led by Jim Hoover, the Primus management team will remain with the company, and together we will leverage Primus' organization to grow aggressively in aerostructures, replicating the solid acquisition success we have had in fasteners.”

The cash acquisition of Primus will be immediately accretive to earnings. Subject to regulatory approvals, the transaction is expected to be completed in the second quarter of fiscal 2012.
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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace and other general industrial markets, and supplies metal alloys and other materials to the casting and forging industries.

Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of the Company's entry into new markets; competitive pricing; the financial viability of the Company's significant customers; the impact on the Company of customer labor disputes; demand, timing and market acceptance of new commercial and military programs including the Boeing 787; the availability and cost of energy, materials, supplies, and insurance; and the cost of pension benefits and post-retirement medical benefits; equipment failures; relations with the Company's employees; the Company's ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
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